POWER OF ATTORNEY

The undersigned, William T. Atkins ("Atkins"), does hereby constitute and appoint Jeffrey M. Knetsch as his true and lawful agent and attorney-in-fact, with full power of substitution, to execute and deliver on behalf of the undersigned any and all documents or instruments required for all matters regarding the reporting requirements of Atkins pursuant to Section 16 of the Securities Exchange
Act of 1934 with regard to Atkins' ownership of Amerivest
Properties Inc. securities. The undersigned further gives and grants unto said attorney-in-fact full power and authority to do and perform any and all other acts necessary and/or incidental to the performance and execution of the powers herein granted in addition to the power to do and to perform all acts authorized hereby, as fully and to all intents and purposes as the undersigned might or could do if personally present, and the undersigned does hereby further ratify any and all acts and deeds performed by said attorney-in-fact in his stead. This Power of Attorney shall expire on March 22, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of March 23, 2005.


/s/ William T. Atkins
William T. Atkins


STATE OF COLORADO)
		) ss.
CITY AND COUNTY OF DENVER)


The foregoing instrument was acknowledged before me on March 23, 2005, by William T. Atkins.


Witness my hand and official seal.


My commission expires: 7/21/2008.


/s/ Pamela M. Anderson
Notary Public







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